Exhibit 99.1

Press Release

Capital Automotive Reports First Quarter Results

•	19% Revenue Increase

•	23% Increase in Diluted Net Income Available to Common Shareholders

•	28% Increase in Diluted Funds From Operations (“FFO”) Available to Common Shareholders

•	Transacted Nearly $50 Million of Real Estate Investments

MCLEAN, Va., April 26, 2005 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced financial results for the first quarter ended March 31, 2005.

Total revenues were $56.7 million for the quarter, a 19% increase from revenues of $47.5 million in the first quarter of 2004.

Net income available to common shareholders on a diluted basis for the quarter increased 23% to $20.5 million as compared to $16.7 million for the same quarter last year. Net income on a diluted per share basis decreased 2% to $0.47 per share from $0.48 per share for the same quarter last year. Included in net income available to common shareholders on a diluted basis for the quarter ended March 31, 2004 were lease termination fees and a combined gain totaling $2.0 million, or $0.06 per diluted share, related to the sale of six auto retail locations. Included in net income available to common shareholders on a diluted basis for the quarter ended March 31, 2005 were a lease termination fee and a combined gain totaling $163,000, or less than $0.005 per diluted share, as further described below.

Funds From Operations (FFO) available to common shareholders on a diluted basis for the quarter increased 28% to $36.1 million as compared to $28.1 million for the same quarter last year. FFO on a diluted per share basis was $0.66 per share, consistent with the same quarter last year. Included in FFO for the quarter ended March 31, 2004 were lease termination fees totaling $1.2 million, or $0.03 per diluted share, related to the first quarter 2004 sales as noted above. Included in FFO for the quarter ended March 31, 2005 was a lease termination fee totaling $93,000, or less than $0.01 per diluted share, as further described below. A complete reconciliation of FFO and FFO per share to net income and net income per share, which are, respectively, the most directly comparable GAAP measures, is included in this release.

As previously announced, the Company’s Board of Trustees declared a cash dividend of $0.4380 per share for the first quarter. The dividend is payable on May 20, 2005 to

8270 Greensboro Drive, Suite 950      McLean, Virginia 22102
MAIN (703) 288-3075 FAX (703) 288-3375 WEBSITE www.capitalautomotive.com shareholders of record as of May 10, 2005. The first quarter dividend is the 29th consecutive increase in the quarterly dividend and represents an annualized rate of $1.752 per share and a 5.3% yield based on Friday’s closing stock price. The Company’s dividend payout ratio for the first quarter of 2005 was approximately 66% of basic FFO available to common shareholders. The Company reaffirms its 2005 annual dividend guidance of $1.80 per share.

The Company’s Board of Trustees also declared a dividend for the period commencing February 1, 2005 and ending on April 30, 2005 of $0.46875 per Series A Cumulative Redeemable Preferred Share and a dividend for the same period of $0.50 per Series B Cumulative Redeemable Preferred Share. The preferred dividends will be paid on May 16, 2005 to shareholders of record as of May 2, 2005. The dividends represent annualized rates of $1.875 per Series A preferred share and a yield of 7.4% and $2.00 per Series B preferred share and a yield of 7.6%, in each case based on Friday’s closing preferred stock prices.

Real Estate Investments

During the first quarter, the Company increased its net real estate investments by approximately $36 million (consisting of $48 million in real estate investments, $12 million in property and mortgage dispositions and repayments of mortgage notes receivable and construction advances). These investments were located in eight states, including two auto retail properties, facility improvements, advances on one mortgage note receivable and construction advances. These transactions were completed with six existing tenants, the majority of which are public or private Top 100 dealer groups. The first quarter real estate investments contain five automotive franchises and have a weighted average initial lease term of approximately 17.7 years, with multiple renewal options exercisable at the option of the tenants. The investments were funded with cash on hand and the issuance of new long-term debt as further described below.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “We are pleased with our first quarter operating results and remain very optimistic about 2005. Our pipeline of transactions continues to grow and we see nothing in the near term that would prevent us from achieving our annual guidance. We continue to deliver best of class service to our clients and strengthen our relationships with the top retailers in the industry as witnessed by the significant level of repeat transactions with existing customers. Our portfolio is performing extremely well and continues to get stronger with opportunistic asset sales and solid dealer financial performance.”

Real Estate Dispositions

The Company sells properties from time to time, generally when a tenant has indicated that a particular location no longer meets their operational needs. During the first quarter, the Company sold one auto retail location and a mortgage note receivable for approximately $6.4 million in proceeds, net of commissions and other costs, and recognized approximately $100,000 of a previously deferred gain. The earnings generated from the real estate disposition, including the lease termination fee, and the gain related to the sale of the mortgage note receivable have been reported as discontinued operations.

Portfolio Highlights

As of March 31, 2005, Capital Automotive’s portfolio was 100% occupied. On a quarterly basis, the Company performs a credit review of virtually all tenants in its portfolio. The Company’s rent coverage ratio, which is one of the primary metrics the Company uses to define the stability of its tenants’ cash flow, remains high. As of December 31, 2004, the weighted average operating cash flow of the Company’s tenants exceeded 3.5 times the amount of their rental payments. At the end of the first quarter, the Company held lease security deposits and letters of credit totaling approximately $15.4 million. As of March 31, 2005, the Company had accumulated depreciation of $154 million representing 6.9% of its real estate asset portfolio. The weighted average remaining lease term of the portfolio is 11.7 years as of March 31, 2005 and the earliest meaningful lease expirations do not occur until 2008.

Financing Highlights

The Company completed the following transactions during the first quarter:

•	On January 27, 2005, as previously announced, the Company repaid $73.0 million of secured variable rate debt that had been formerly swapped to fixed rate debt, bearing interest at 7.5%. The Company terminated the swap on this debt during December 2004 in anticipation of a first quarter payoff. The secured debt repaid had a spread over LIBOR of 175 basis points with a remaining maturity of 8.6 years. The debt was repaid with borrowings on the Company’s unsecured credit facility (currently priced at a spread over LIBOR of 95 basis points);

•	On February 24, 2005, as previously announced, Capital Automotive L.P., the Company’s operating partnership (the “Partnership”) sold $100 million aggregate principal amount of its senior notes in a private offering to institutional “accredited investors” within the meaning of Regulation D under the Securities Act of 1933. The notes bear interest at a fixed rate of 5.46% per annum and mature on February 24, 2015. Net proceeds were used to repay borrowings on its unsecured credit facility. In addition, as part of the offering, on March 30, 2005, the Partnership sold an additional $75 million aggregate principal balance to the same institutional accredited investors. The Company has guaranteed the notes. A portion of the net proceeds were used to repay borrowings outstanding on the Company’s unsecured credit facility and to fund acquisitions. The remainder of the net proceeds will be used to fund future real estate investments and for general corporate purposes; and

•	On March 24, 2005, the Company repaid $8.5 million of secured variable rate debt. The secured debt repaid had a spread over LIBOR of 225 basis points with a remaining maturity of 9.6 years. The debt was repaid with borrowings on the Company’s unsecured credit facility, which was subsequently repaid with the proceeds received from the private placement transaction noted above.

As of March 31, 2005, the Company’s real estate investments before accumulated depreciation totaled nearly $2.3 billion. Total long-term mortgage and unsecured debt was $1.11 billion and there were no draws outstanding under the Company’s credit facility. The Company’s debt to assets (total assets plus accumulated depreciation) ratio was approximately 47% and debt to total market capitalization ratio was approximately 37% as of March 31, 2005. As of March 31, 2005, the Company’s mortgage and unsecured debt (excluding borrowings on its credit facility) had a weighted average remaining term of 9.8 years. The Company’s earliest significant long-term debt maturity is not until 2009.

The Company uses a disciplined approach of matching the term and interest rate nature (fixed or variable rate) of its long-term debt to its leases. The Company uses this process, which it refers to as “match-funding,” to substantially lock in its investment spreads during the initial lease term. As of March 31, 2005, the ratio of the remaining weighted average term of the Company’s debt to the remaining weighted average initial term of its leases was 82% match-funded. As of March 31, 2005, the Company’s total outstanding fixed rate debt equaled approximately 47% of its total real estate investments subject to fixed rate leases. The weighted average remaining term of its fixed rate leases was 12.1 years and the weighted average remaining term of its outstanding fixed rate debt was 10.3 years. As a result, the Company’s fixed rate leases and fixed rate debt were 85% match-funded. The Company’s total outstanding variable rate debt equaled approximately 62% of its total real estate investments subject to variable rate leases. The weighted average remaining term of its variable rate leases was 11.3 years and the weighted average remaining term of its outstanding variable rate debt was 8.3 years. As a result, variable rate leases and debt were 73% match-funded.

Earnings and Dividend Guidance

The Company is reaffirming its 2005 FFO guidance range of $2.72 to $2.74 per diluted share and its net income guidance range of $1.94 to $1.96 per diluted share. The Company’s 2005 guidance assumes net real estate investments during 2005 totaling approximately $200 million and assumes LIBOR rises from 2.6% to 3.8% during 2005. Because of the nature of the Company’s variable rate lease program, if LIBOR falls below 2.6% or rises above 3.8% during the year, the Company’s results should either fall within or exceed the guidance range. In addition, the Company expects to pay its shareholders an annual dividend of $1.80 per share for 2005, an increase of 5.9% over 2004.

David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer added, “As a new investment grade issuer, we achieved excellent execution on our debut unsecured note transaction during the first quarter. We continue to reduce our cost of debt and improve our balance sheet and operating flexibility. We believe our credit statistics continue to strengthen and that our capital structure positions us well to achieve our goals.”

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust that acquires real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses.

Additional information on Capital Automotive is available on the Company’s Website at http://www.capitalautomotive.com.

As of March 31, 2005, the Company had invested nearly $2.3 billion in 343 properties, consisting of 505 automotive franchises in 31 states. Approximately 76% of the Company’s total real estate investments are located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 73% of the Company’s portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of approximately 15.1 years.

Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the Company’s future operations will depend on a number of factors that may differ, some materially, from the Company’s assumptions. These factors, which could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements, include risks that the Company’s tenants will not pay rent; risks related to the Company’s reliance on a small number of dealer groups for a significant portion of its revenue; risks of financing, such as increases in interest rates, the Company’s ability to meet existing financial covenants, to maintain our investment-grade senior unsecured debt ratings and to consummate planned and additional financings on terms that are acceptable to the Company; risks that its growth will be limited if the Company cannot obtain additional capital or refinance its maturing debt; risks that planned and additional real estate investments may not be consummated; risks that competition for future real estate investments could result in less favorable terms for the Company; risks relating to the automotive industry, such as the ability of the Company’s tenants to compete effectively in the automotive retail industry or operate profitably and the ability of its tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, incentives, warranty programs, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; risks related to the Company’s financing of new construction and improvements; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to the Company’s status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to its status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on March 11, 2005, its annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company makes no promise to update any of the forward-looking statements.

Contact Information

David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302

CAPITAL AUTOMOTIVE REIT
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	March 31,
	2005	2004
Statements of Operations:
Revenue:
Rental	$55,568	$46,505
Interest and other	1,087	970

Total revenue	56,655	47,475

Expenses:
Depreciation and amortization	10,133	8,575
General and administrative	3,284	2,741
Interest	15,976	17,005

Total expenses	29,393	28,321

Income from continuing operations before minority interest	27,262	19,154
Minority interest	(3,810)	(3,215)

Income from continuing operations	23,452	15,939
Income from discontinued operations, net of minority interest	88	1,654
Gain on sale of real estate, net of minority interest	84	953

Total discontinued operations	172	2,607

Net income	23,624	18,546
Preferred share dividends	(3,152)	(1,852)

Net income available to common shareholders — basic and diluted	$20,472	$16,694

Basic earnings per common share:
Income from continuing operations	$0.47	$0.41
Net income	$0.47	$0.49
Diluted earnings per common share (A):
Income from continuing operations	$0.47	$0.41
Net income	$0.47	$0.48
Weighted average number of common shares — basic	43,235	34,049

Weighted average number of common shares — diluted	43,538	34,673

Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:
Net income	$23,624	$18,546
Adjustments:
Add: Real estate depreciation and amortization	10,105	8,805
Add: Minority interest related to income from continuing operations and income from discontinued operations	3,826	3,592
Less: Gain on sale of real estate	(84)	(953)

FFO(B)	37,471	29,990
Less: Preferred share dividends	(3,152)	(1,852)

FFO available to common shareholders — basic	34,319	28,138

Dilutive effect of convertible securities	1,811	—

FFO available to common shareholders — diluted	36,130	28,138

Basic FFO per common share	$0.67	$0.67

Diluted FFO per common share (C)	$0.66	$0.66

Weighted average number of common shares and units — basic	51,350	41,823

Weighted average number of common shares and units — diluted	54,747	42,447

Other financial information:
Straight-lined rental revenue, including discontinued operations	$939	$1,118

(A)	The impact of the if-converted method for the Company’s contingently convertible securities on both income from continuing operations per diluted common share and net income per diluted common share is anti-dilutive. Therefore, the result of the potential conversion was not included in the calculations.

(B)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations, and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.

(C)	The impact of the if-converted method for the Company’s contingently convertible securities on diluted FFO per common share is dilutive for the three months ended March 31, 2005. Therefore, the calculation includes the effect of the potential conversion resulting in a reduction in interest expense totaling approximately $1.8 million as well as an additional 3.1 million common shares outstanding during the period.

2005 Earnings Guidance and Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:

	Projected Year Ended
	December 31, 2005
	Low-End	High-End
Net income	$98,200	$98,900
Adjustments:
Add: Real estate depreciation and amortization	42,100	42,500
Add: Minority interest related to income from continuing operations and income from discontinued operations	16,000	16,200
Less: Gain on sale of real estate	(80)	(80)

FFO	156,220	157,520
Less: Preferred share dividends	(12,606)	(12,606)

FFO available to common shareholders — basic	$143,614	$144,914

Diluted effect of convertible securities	7,250	7,250

FFO available to common shareholders — diluted	$150,864	$152,164

Weighted average number of common shares used to compute fully diluted earnings per common share	44,100	44,100
Weighted average number of common shares and units used to compute fully diluted FFO per common share	55,500	55,500
Net income per diluted common share (A)	$1.94	$1.96

FFO per diluted common share	$2.72	$2.74

(A)	The impact of the if-converted method for the Company’s contingently convertible securities on net income per diluted share is anti-dilutive.

	March 31,	December 31,
	2005	2004
Selected Balance Sheet Data (in thousands)
Real estate before accumulated depreciation	$2,236,688	$2,197,323
Real estate investments, at cost	2,276,652	2,240,701
Cash and cash equivalents	40,816	8,332
Other assets*	96,579	96,388
Total assets	2,220,250	2,158,157
Mortgage debt	547,146	634,365
Unsecured debt**	555,148	381,592
Borrowings under credit facilities	—	30,000
Total other liabilities***	32,693	33,396
Minority Interest	145,428	144,877
Total shareholders’ equity	939,835	933,927

* Other assets includes:
Straight-lined rents receivable	21,133	20,203
Deferred loan fees, net	23,212	22,725
Restricted cash	7,158	5,016
Mortgage notes receivable and construction advances	39,964	43,378

** Net of fair value swap valuation totaling:	(4,852)	(3,408)

*** Other liabilities includes:
Security deposits	10,128	9,665
Derivative instrument liability	4,852	3,408
Total shares outstanding	43,683	43,406
Total shares and units outstanding	51,798	51,522

	March 31,	December 31,
	2005	2004
Selected Portfolio Data (unaudited)
Properties	343	342
States	31	31
Land acres	2,594	2,584
Square footage of buildings (in millions)	15.0	14.9
Weighted average initial lease term (in years)	15.1	15.1
Franchises	505	500